EXHIBIT 10.9

890 Winter Street Suite 300 Waltham, MA 02451 (617) 254-4050

Fax: (617) 254-1580
June 22, 2005

Anadarko Petroleum Corporation
Attn: Mr. Karl Kurz, Senior Vice President, Marketing
1201 Lake Robbins Dr.
The Woodlands, Texas 77380

     Re: Base Rate for Service Under the Service Agreement

Dear Mr. Kurz:

     This Base Rate Agreement (“Base Rate Agreement”) is made and entered into as of the 29th day of June, 2005, by and between Maritimes & Northeast Pipeline, L.L.C. (“Pipeline”) and Anadarko LNG Marketing, LLC (“Customer”). Pipeline and Customer are parties to that certain firm transportation service agreement of even date herewith pursuant to Pipeline’s Rate Schedule MN365 designated as Pipeline’s Contract No. 210099 (“Service Agreement”) and that certain Precedent Agreement of even date herewith (“Precedent Agreement”). In accordance with the mutual covenants and agreements contained herein, in the Service Agreement and the Precedent Agreement, Pipeline and Customer desire to enter into this Base Rate Agreement to establish the “Base Rate” that the parties will utilize in determining the Initial Rate Cap and the Rate Cap under the negotiated rate agreement governing the rates during the Initial Rate Cap Period and the Rate Cap Period portion of the primary term of the Service Agreement. The form of such negotiated rate agreement is attached hereto as Schedule 2 (“Negotiated Rate Agreement”). Pipeline and Customer agree that this Base Rate Agreement and the Negotiated Rate Agreement collectively shall mean the “Negotiated Rate Agreement” as defined in the Precedent Agreement; provided that, upon termination of this Base Rate Agreement, the term “Negotiated Rate Agreement” as defined in the Precedent Agreement shall mean only the Negotiated Rate Agreement.

     Paragraphs 17, 18, 19, 20, 22, 23 and 24 of the Precedent Agreement are hereby incorporated by reference and such provisions shall apply to this Base Rate Agreement in the same manner that they apply to the Precedent Agreement.

     When used in this Agreement, and unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Service Agreement, in Pipeline’s FERC

Mr. Karl Kurz
Senior Vice President, Marketing
Anadarko Petroleum Corporation

Gas Tariff (which includes the applicable rate schedules, General Terms and Conditions (“GT&C”), and forms of service agreement), as amended from time to time (“Tariff”), the Negotiated Rate Agreement, or the Precedent Agreement.

1.	The “Initial Base Rate” shall be determined in accordance with this Paragraph 1. The Initial Base Rate, which is currently estimated to be a reservation rate equal to [ * ] per Dth per Day on a 100% load factor basis, as expressed in 2008 dollars, and is based on current cost estimates for the Project facilities anticipated to be required to deliver the quantities as set forth in Schedule 1 to this Base Rate Agreement, shall be calculated by Pipeline within forty-five (45) days following the conclusion of the reverse open season, open season and notice of expansion procedures, all of which will be conducted with respect to the Project and all of which are more fully described in the Precedent Agreement. The Initial Base Rate shall be a monthly Reservation Charge per Dth of MDTQ and shall be determined by utilizing the same ratemaking methodology set forth in Schedule 3 to this Base Rate Agreement and shall reflect (i) the Project facilities design following such reverse open season, open season and notice of expansion procedures, (ii) Pipeline’s good faith estimate following the open season, reverse open season and notice of expansion procedures of the costs associated with construction of the Project facilities, and (iii) the actual Primary Point(s) of Delivery and allocation of delivered volumes specified by Customer pursuant to Paragraph 4 of the Precedent Agreement.

2.	The “Base Rate” shall be determined in accordance with this Paragraph 2. The Base Rate shall be a monthly Reservation Charge per Dth of MDTQ which shall be calculated by Pipeline prior to filing the certificate application to be filed by Pipeline with FERC regarding the Project facilities. The Base Rate shall be calculated as follows:

     Initial Base Rate x RB(2)/RB(1), where:

•	“RB(1)” means the amount of Rate Base that underlies the Initial Base Rate, as such amount is reflected in Schedule 3 to this Base Rate Agreement; and

•	“RB(2)” means RB(1) adjusted solely for any changes in the amount of RB(1) attributable to the Project facilities as identified in Exhibit K to the certificate application to be filed by Pipeline with FERC regarding the Project facilities (Pipeline shall provide a draft Exhibit K to Customer prior to calculating the Base Rate and the costs attributable to the Project facilities in the Exhibit K to be filed by Pipeline shall not exceed the costs reflected in the draft provided to Customer).

*	This information has been omitted pursuant to a request for confidential treatment. This information has been filed separately with the Securities and Exchange Commission.

Mr. Karl Kurz
Senior Vice President, Marketing
Anadarko Petroleum Corporation

Pipeline and Customer shall utilize this Base Rate in determining the Initial Rate Cap and the Rate Cap under the Negotiated Rate Agreement.

3.	Within five (5) business days after Pipeline calculates the Base Rate as contemplated under Paragraph 2 of this Base Rate Agreement and delivers same to Customer, Pipeline and Customer agree (i) to replace the term “Base Rate” in each place in which such term appears in brackets in the form Negotiated Rate Agreement attached hereto as Schedule 2 with the actual Base Rate so calculated; (ii) to replace the brackets in the definition of “Rate Base (1)” in the form Negotiated Rate Agreement attached hereto as Schedule 2 with an amount equal to RB(2); and (iii) to execute the Negotiated Rate Agreement reflecting the changes described in (i) and (ii) above (but otherwise in the form attached hereto as Schedule 2).

4.	Promptly upon execution of the Negotiated Rate Agreement as contemplated under Paragraph 3 of this Base Rate Agreement, this Base Rate Agreement shall terminate and have no further force or effect; provided that, the parties acknowledge that the Base Rate calculated hereunder shall be utilized after the termination of this Base Rate Agreement in determining the Initial Rate Cap and the Rate Cap under the Negotiated Rate Agreement.

Mr. Karl Kurz
Senior Vice President, Marketing
Anadarko Petroleum Corporation

If the foregoing accurately sets forth your understanding of the matters covered herein, please so indicate by having a duly authorized representative sign in the space provided below and returning a signed original copy to the undersigned.

Sincerely,

Maritimes & Northeast Pipeline, L.L.C.
by: M & N Management Company
its Managing Member

/s/ Douglas P. Bloom
Doug Bloom

President

ACCEPTED AND AGREED TO:
This 29th day of June, 2005

Anadarko LNG Marketing, LLC

By:	/s/ James R. Larson

Title:	Senior Vice President, Finance